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                                               Filed pursuant to Rule 424 (b)(5)
                                                      Registration No. 333-44219

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED MARCH 3, 1998)

                                    CONECTIV
                               CONECTIVDIRECT(TM)
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The terms of the Fee Schedule set forth in this Prospectus Supplement supplement and modify, to the extent applicable, the description of the general terms and provisions of the Conectiv Dividend Reinvestment and Stock Purchase Plan set forth in the Prospectus. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Prospectus. This supplement specifically addresses changes to the Fee Schedule on Page 14 of the prospectus dated March 3, 1998. It should be read together with the prospectus and the documents the prospectus incorporates by reference.

19. Are any fees or expenses incurred by Participant?

    Below is listed a schedule of fees related to transactions under the Plan:

    Account Set-Up (one time charge for non-stockholders)  $7.50 per account enrollment
    Brokerage Commission*                                  $0.03 per share
    Sale of Common Stock (partial or full)                 $5.00
    Reinvestment of Dividends                              $0.50 per account
    Optional Cash Investments via check or
      automatic investment                                 $1.00 per transaction
    Gift or Transfer of Plan Shares                        No Charge
    Safekeeping of Stock Certificates                      No Charge
    Certificate Issuance                                   No Charge
    Duplicate Statements
      Current Year                                         No Charge
      Prior Year(s)                                        $25 per year
                                                           Requested

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*   Brokerage commissions apply to all shares purchased on the open market and to any shares sold.

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               THIS PROSPECTUS SUPPLEMENT IS DATED JUNE 20, 2000